Exhibit 99.1
Press Release
Primo Water Announces Third Quarter 2010 Results
WINSTON-SALEM, NC, December 2, 2010 — Primo Water Corporation (NASDAQ: PRMW), a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers nationwide, today announced its third quarter 2010 results. A conference call will be held at 8:30 a.m., Eastern Time, today to discuss Primo’s results and may be accessed on Primo’s website at www.primowater.com.
Business Highlights
•	700 Exchange locations added (including the first Walmart locations) bringing total Exchange locations to 7,900 at September 30, 2010
•	Began shipping next-generation water dispenser products to retailers
•	Successfully completed IPO, with trading of common stock commencing on November 5, 2010
•	Completed the acquisition of assets from Culligan Store Solutions, LLC (the “Culligan Refill Business”) on November 10, 2010
Financial Highlights
Primo’s third quarter 2010 financial results are presented in accordance with generally accepted accounting principles (“GAAP”) and do not include pro forma results related to the acquisition of the Culligan Refill Business completed in the fourth quarter of 2010. Third quarter 2010 financial results include the following:
•	Exchange net sales increased 12.2% to $7.1 million compared to $6.3 million in the third quarter of 2009
•	Product net sales decreased 57.1% to $3.4 million compared to $7.9 million in the third quarter of 2009
•	Product unit sell-through to consumers at retail increased 15% year-to-date compared to the same period in 2009
•	Total net sales decreased 25.3% to $10.9 million compared to $14.6 million in the third quarter of 2009
•
Net loss attributable to common shareholders was $5.9 million compared to a net loss of $2.8 million in the third quarter of 2009 and included a non-recurring charge of $2.3 million in connection with the recent IPO

Net sales for the third quarter of 2010 decreased 25.3% to $10.9 million compared to $14.6 million in the third quarter of 2009. Net sales are primarily derived from two business segments: sales of three- and five-gallon purified bottled water (“Exchange”) and sales of water dispensers (“Products”).

Exchange net sales for the third quarter of 2010 increased 12.2% to $7.1 million compared to $6.3 million in the third quarter of 2009. The primary reasons for this improvement were a 12.3% increase in bottle units sold to 1.2 million compared to 1.1 million in the same period last year. Same-store unit sales increased 7.7% which reflects acceleration from 4.0% for the first half of 2010. At September 30, 2010, Primo had 7,900 Exchange locations, resulting from the addition of 700 locations during the quarter.
As expected, Product net sales for the third quarter of 2010 decreased 57.1% to $3.4 million compared to $7.9 million in the third quarter of 2009. This decline resulted from a reduction in retailers’ inventories of Primo’s water dispensers in anticipation of newer lower-priced Primo water dispenser models. Dispenser units sold in the third quarter of 2010 amounted to approximately 67,000 units, reflecting a 37.4% decrease compared to approximately 107,000 units sold in the third quarter of 2009.
Gross profit (defined as net sales less cost of sales) for the third quarter 2010 amounted to $2.3 million, reflecting a gross margin of 21.2% of total net sales, compared to a gross profit of $2.3 million in the same period last year, reflecting a gross margin of 15.9%. The improvement in gross margin is primarily the result of an increased mix of higher margin Exchange sales. Exchange sales represented 64.7% of sales during the quarter compared to 43.1% of sales in the third quarter of 2009. Exchange gross margin for the third quarter of 2010 was 27.9% compared 27.7% in the same period last year. The increase in the Exchange gross margin was mainly due to continued supply chain improvements driven by volume increases. Product gross margin for the third quarter of 2010 was 1.5% compared to 3.9% in the same period last year. The decrease in the Product gross margin resulted from lower volumes, which caused an increase in freight cost per unit.
Selling, general and administrative (“SG&A”) expenses amounted to $3.3 million, representing 30.2% of net sales for the third quarter of 2010, compared to $2.4 million or 16.2% of net sales in the third quarter of 2009. Both headcount and sales and marketing costs increased in the third quarter in anticipation of both being a public company and operating the combined company, after giving effect to the acquisition of the Culligan Refill Business.
Net loss attributable to common shareholders for the third quarter of 2010 was $5.9 million, or $4.04 per diluted share, compared to $2.8 million, or $1.94 per diluted share, in the third quarter of 2009. Net loss for the third quarter of 2010 included a non-recurring charge of $2.3 million resulting from changes in the terms of warrants issued to the holders of preferred stock in connection with the IPO.
Management Comments
“We are very satisfied with the results of our IPO, which allowed us to complete the acquisition of the Culligan Refill Business, strengthen our balance sheet, and have access to capital to execute our growth plan,” said Billy D. Prim, Primo’s President and CEO. “During the third quarter, we delivered excellent results on key financial performance metrics in our Exchange business, including record revenue, location growth, and an increase in same-store unit sales. However, we did see a significant sales decline in our Product business, which we anticipated, as retailers continued to reduce their inventories of our water dispensers to make room for our new product line. Nevertheless, we continue to see positive trends in consumer sell-through of our dispensers, reflected in the 15% year-to-date sales increase over the same period last year. We successfully launched and began shipping our new products in the fourth quarter. Our new dispenser line will offer consumers an improved product at a lower price, which we believe will positively impact Primo’s growth as our more affordable dispensers reach additional households.

“Going forward, we intend to execute on our three long-term strategies:
•	Increase retail locations to 40,000 — 50,000 in the next five years
•	Increase same-store sales of water by selling innovative water dispensers, which we believe will lead to greater household penetration
•	Pursue strategic acquisitions
Our mission is to provide great tasting purified water in an environmentally responsible way,” said Prim.
Q4 Outlook
“For the fourth quarter of 2010, financial results reported on a GAAP basis will include the results of operations of the Culligan Refill Business as of the date of the transaction (November 10, 2010). Including the impact of the Culligan Refill Business, we expect net sales for the fourth quarter of 2010 will increase between 55% — 65% compared to the fourth quarter of 2009. In addition, we are targeting to end 2010 with 13,000 — 13,500 retail Exchange and refill locations.
We expect to rationalize our SG&A expenses and begin the integration of the Culligan Refill Business, which are expected to result in the following non-recurring S,G&A expenses during the fourth quarter:
•	Acquisition transaction fees and related costs of approximately $2.0 million
•	Acquisition restructuring and integration costs of $1.0 — $2.0 million
We expect the following non-cash, non-recurring charges to be incurred in the fourth quarter related to our IPO:
•	Preferred stock beneficial conversion charge of approximately $5.4 million
•	Share based compensation charge of $0.3 million
•	Modification of warrants charge of $0.2 million
2011 Outlook
Our objective is to enter 2011 as an integrated company with a solid operating model and healthy balance sheet. We are targeting an additional 5,000 — 6,000 retail locations in 2011. We also expect to achieve synergies as we integrate the Culligan Refill Business into Primo’s organization resulting in quarterly SG&A expense of between $3.3 million and $3.7 million after adjusting for non-recurring costs associated with the acquisition,” continued Prim.
Recent Developments
Primo completed its IPO of common stock and began trading on November 5, 2010. Primo sold approximately 9.6 million shares at $12.00 per share, resulting in approximately $106.9 million in net proceeds, after giving effect to the underwriters’ exercise of the over-allotment option. The net proceeds were used to pay the $74.3 million cash portion of the purchase price for the Culligan Refill Business. An additional $18.7 million was used for the redemption of subordinated debt, $15.8 million for the redemption of 50% of our Series B preferred stock including accrued and unpaid dividends and $7.9 million to refinance senior debt. Additionally, in connection with the IPO, Primo entered into a three-year, $40 million revolving credit facility, with initial borrowings of $15.0 million.
The acquisition of the Culligan Refill Business was completed on November 10, 2010. The total purchase price for the Culligan Refill Business was approximately $105.3 million, which was paid with $74.3 million in cash proceeds from the IPO and approximately 2.6 million Primo common shares valued at $31.0 million, using the IPO price of $12.00 per share. The Culligan Refill Business consists of approximately 4,500 locations that provide reverse osmosis water filtration systems that generate filtered water for consumer refill vending and store-use water services in the United States and Canada. The business also sells empty reusable water bottles for use at refill vending machines. Customers of the Culligan Refill Business include Walmart, Safeway, Meijer, Sobeys, Target, Hy-Vee, and Kroger. For the year ended December 31, 2009, the Culligan Refill Business generated revenues of $26.0 million and net income of $4.3 million. For the nine months ended September 30, 2010, the Culligan Refill Business generated $19.7 million in revenues and $3.2 million in net income. Approximately 84% of the Culligan Refill Business’s revenues were generated in the United States, with operations in 48 states, and approximately 16% of its revenues were generated in Canada across 10 provinces.

About Primo Water Corporation
Primo Water Corporation is a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers nationwide. The Company’s products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.
Forward-Looking Statements
Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company’s water bottle exchange and water bottle refill services and its water dispensers, changes in the Company’s relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industry in general, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the loss of key Company personnel, changes in the regulatory framework governing the Company’s business, the Company’s inability to efficiently and effectively integrate the Culligan Refill Business with the Company’s historical business, the Company’s inability to efficiently expand operations and capacity to meet growth, the Company’s inability to introduce and produce new product offerings, and the failure of lenders to honor their commitments under the Company’s credit facility, as well as other risks described more fully in the Company’s Prospectus filed with the Securities and Exchange Commission on November 5, 2010. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.
Contact:
Mark Castaneda, Chief Financial Officer
(336) 331 4000
-Tables Follow-

Primo Water Corporation
Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2010	2009	2010
Net Sales	(Unaudited)
Exchange	6,287	7,052	17,408	19,074
Products	7,884	3,386	20,526	11,563
Other	424	461	1,161	1,264

Total net sales	$14,595	$10,899	$39,095	$31,901

Operating costs and expenses:
Cost of sales	12,279	8,591	32,647	25,263
Selling, general and administrative expenses	2,365	3,292	7,406	9,106
Depreciation and amortization	1,063	1,103	3,141	3,113

Total operating costs and expenses	15,707	12,986	43,194	37,482

Loss from operations	(1,112)	(2,087)	(4,099)	(5,581)
Interest expense	(571)	(936)	(1,608)	(2,400)
Other income, net	—	33	—	33

Loss from continuing operations before income taxes	(1,683)	(2,990)	(5,707)	(7,948)
Provision for income taxes	—	—	—	-

Loss from continuing operations	(1,683)	(2,990)	(5,707)	(7,948)
Loss from discontinued operations, net of income taxes	(380)	—	(737)	-

Net loss	(2,063)	(2,990)	(6,444)	(7,948)
Preferred dividends and warrant modification charge	(761)	(2,896)	(2,282)	(4,060)

Net loss attributable to common shareholders	$(2,824)	$(5,886)	$(8,726)	$(12,008)

Basic and diluted loss per common share:
Loss from continuing operations attributable to common shareholders	$(1.68)	$(4.04)	$(5.50)	$(8.25)
Loss from discontinued operations attributable to common shareholders	(0.26)	—	(0.51)	—

Net loss attributable to common shareholders	$(1.94)	$(4.04)	$(6.01)	$(8.25)

Basic and diluted weighted average common shares outstanding	1,453	1,458	1,453	1,456

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2010	2009	2010
Other Information:	(in thousands, except location data)
Exchange locations at end of period	6,800	7,900	6,800	7,900
Bottle units sold	1,081	1,213	2,943	3,275
Dispenser units sold	107	67	290	205

Primo Water Corporation
Consolidated Balance Sheets
(in thousands, except par value data)

	December 31	September 30,
	2009	2010
Assets		(Unaudited)
Current assets:
Cash	$—	$325
Accounts receivable, net	1,888	3,406
Inventories	1,849	3,067
Prepaid expenses and other current assets	1,083	1,125

Total current assets	4,820	7,923

Bottles, net	1,997	2,373
Property and equipment, net	14,321	15,848
Intangible assets, net	1,077	889
Other assets	153	1,996

Total assets	$22,368	$29,029

Liabilities and equity
Current liabilities:
Accounts payable	$2,756	$6,658
Accrued expenses and other current liabilities	4,144	5,629
Current portion of long-term debt, capital leases and notes payable	426	25,048

Total current liabilities	7,326	37,335

Long-term debt, capital leases and notes payable, net of current portion	14,403	35
Other long-term liabilities	1,048	1,301

Total liabilities	22,777	38,671

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.001 par value - 200,000 shares authorized, 1,453 and 1,458 shares issued and outstanding, respectively	1	1
Preferred stock, $0.001 par value - 100,000 shares authorized
Series A preferred stock, 18,755 shares issued and outstanding	19	19
Series B preferred stock, 23,280 shares issued and outstanding	23	23
Series C preferred stock, 12,520 shares issued and outstanding	13	13
Additional paid-in capital	86,737	84,881
Common stock warrants	3,797	6,112
Accumulated deficit	(90,999)	(100,691)

Total stockholders’ (deficit) equity	(409)	(9,642)

Total liabilities and stockholders’ (deficit) equity	$22,368	$29,029